Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Gildan Activewear Inc. (the Registrant) for the registration of the Registrant’s common shares, obligations, and other interests in respect of various Hanesbrands Inc. benefit plans of our report dated June 18, 2025 with respect to the financial statements and supplemental schedule included in the Annual Report on Form 11-K of the Hanesbrands Inc. Retirement Savings Plan for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Greensboro, North Carolina

December 1, 2025